Sub-Item 77Q1(d): Copies of Constituent Instruments Defining The
Rights of Shareholders Referred to in Sub-Item 77I

Effective September 6, 2016, the Goldman Sachs TreasuryAccess 0-1 Year ETF (the "Fund") commenced offering shares ("Shares").
The terms of the Shares for the Fund are described in Post-Effective Amendment No. 26 to the Registrant's Registration Statement on Form N-1A, filed with the Securities and Exchange Commission on August 16, 2016 (Accession No. 0001193125-16-682932). The Registrant's Amended Schedule A dated October 18, 2016 to the Amended and Restated Agreement and Declaration of Trust dated April 16, 2015, which established the Shares for the Fund, is incorporated herein by reference to Exhibit (a)(3) to Post-Effective Amendment No. 37 to the Registrant's Registration Statement on Form N-1A filed with the Securities and Exchange Commission on December 23, 2016 (Accession No. 0001193125-16-803129).

Effective November 1, 2016, the Goldman Sachs Hedge Industry VIP ETF (the "Fund") commenced offering shares ("Shares"). The terms of the Shares for the Fund are described in Post-Effective Amendment No. 20 to the Registrant's Registration Statement on Form N-1A, filed with the Securities and Exchange Commission on July 21, 2016 (Accession No. 0001193125-16-653561). The
Registrant's Amended Schedule A dated October 13, 2015 to the Amended and Restated Agreement and Declaration of Trust dated April 16, 2015, which established the Shares for the Fund, is incorporated herein by reference to Exhibit (a)(3) to Post-Effective Amendment No. 2 to the Registrant's Registration Statement on Form N-1A filed with the Securities and Exchange Commission on December 14, 2015 (Accession No. 0001193125-15-402499).